Exhibit 99.1

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	February 1, 2010

For more information contact:

Nancy A. Gray, 714-438-2500

Barbara Palermo, 714-438-2500

Pacific Mercantile Bancorp to Restate

Financial Results for the Quarter and Nine Months ended September 30, 2009

Also Reports Recent Reduction in Non-Performing Loans

Costa Mesa, Calif., February 1, 2010 – Pacific Mercantile Bancorp (NASDAQ: PMBC - News). Pacific Mercantile Bancorp (the “Company”) announced today that, based on a finding in a recent regulatory examination of Pacific Mercantile Bank, the Company’s wholly owned subsidiary (the “Bank”), the Company has determined that it will restate its unaudited consolidated financial statements as of and for the quarter and nine months ended September 30, 2009 that were contained in its Quarterly Report on Form 10-Q for its third quarter ended September 30, 2009. The restatement involves an increase of approximately $3.3 million in the Bank’s allowance for loan losses as of September 30, 2009, resulting from our decision, made on the basis of that regulatory examination, to give greater weight to qualitative factors in the determination of the amount of the allowance for loan losses.

“On a positive note, we are seeing a recent trend that leads us to believe that the condition of the Bank’s loan portfolio is improving” stated Raymond E. Dellerba, the Company’s President and CEO.

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Loan delinquencies (loans past due from 1-89 days), which totaled $7.6 million, or 0.90% of total loans, at September 30, 2009, declined by approximately $5.0 million, or 65%, to approximately $2.6 million, or 0.31% of total loans, at December 31, 2009; and

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Non-accrual loans (consisting mostly of loans greater than 90 days past due), which totaled approximately $60.0 million at September 30, 2009, declined by approximately $8.0 million, or 13.3%, to approximately $52 million at December 31, 2009.

“We are encouraged by this trend, which reflects not only a gradual improvement in economic conditions, but also our decision, in 2007, to reduce real estate interim construction lending, our concerted loan collection efforts and our implementation of more stringent loan underwriting standards” added Mr. Dellerba. However, there is no assurance that this trend will continue, as the future direction of the economy and the speed of the recovery remain uncertain. Moreover, we are not yet able to determine the extent of the impact that this trend will have on our future operating results and we expect that the provision for loan losses will continue to represent a substantial expense, as non-performing loans will continue for some time to remain high relative to pre-recession levels.”

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp, which is a publicly traded company with its shares listed on the Nasdaq Stock Market under the trading symbol, “PMBC”, is the parent holding company of Pacific Mercantile Bank. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System which provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank, which opened for business on March 1, 1999, had total assets exceeding $1 billion as of December 31, 2008.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains forward-looking statements regarding our expectations, beliefs, intentions and views about our future financial performance and recent and current trends in our business and financial results. Forward-looking statements often (although not always) contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” However, due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expectations or views as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that the economic recession and current market conditions will worsen in 2010 or that any economy recovery will be weak, as a result of which we could incur additional loan losses that would adversely affect our results of operations and cause us to incur losses in the future; the risk that economic activity in the United states will decline as a result of the economic recession, which could lead to reductions in loan demand and, therefore, cause our interest income, net interest income and margins to decline in the future; the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economy, which could reduce our net interest margins and net interest income and, therefore, adversely affect our operating results; the prospect that government regulation of banks will increase, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities and, thereby, adversely affect our operating results.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2009 and in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC thereafter. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future financial performance based on our historical financial performance or on recent or current trends in our business. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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